FIRST AMENDMENT

TO

INVESTMENT MANAGEMENT AGREEMENT

OF

METROPOLITAN WEST FUNDS

This Amendment dated as of July 18, 2008, is entered into by METROPOLITAN WEST FUNDS, a Delaware statutory trust (the “Trust”) and METROPOLITAN WEST ASSET MANAGEMENT, LLC, a California limited liability company (the “Manager”).

WHEREAS, the Trust, on behalf of its various series, and the Manager entered into an Investment Management Agreement dated as of February 21, 2007 (the “Agreement”); and

WHEREAS, the Trust and the Manager wish to amend certain provisions of the Agreement, which may be amended based on approval by the Trust’s Board of Trustees and disinterested trustees on June 2, 2008, and without approval of the shareholders of the Trust or its various series.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

I. Section 13, “Term” is hereby amended and shall read in its entirety as follows:

13. Term. This Agreement shall become effective with respect to a particular Fund on the later of when the Registration Statement under the Securities Act of 1933 with respect to the shares of that Fund becomes effective by the Securities and Exchange Commission and when this Agreement has received requisite approval by the shareholders of that Fund, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the (i) Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of each Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. Each one-year renewal period of this Agreement with respect to a Fund, unless further amended or otherwise provided by those Trustees specified above, shall run from August 1 to July 31 of each year.

II. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

METROPOLITAN WEST FUNDS	METROPOLITAN WEST ASSET MANAGEMENT, LLC

By: /s/ Joseph D. Hattesohl	By: /s/ Scott Dubchansky
Name: Joseph D. Hattesohl	Name: Scott Dubchansky
Title: Treasurer	Title: Managing Director